EX 99.28(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

JNL Investors Series Trust:

We consent to the use of our reports dated November 23, 2011, incorporated herein by reference, and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG

Chicago, Illinois
December 8, 2011